Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CNX GAS CORPORATION

at

$38.25 Net Per Share

by

CONSOL ENERGY INC.

The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on May 26, 2010, unless the Offer is extended.

April 28, 2010

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 28, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by CONSOL Energy Inc., a Delaware corporation (“CONSOL”), to purchase all outstanding shares of Common Stock, par value $0.01 per share (the “Shares”), of CNX Gas Corporation, a Delaware corporation (“CNX Gas”), at $38.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.

We are (or our nominee is) the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1. The tender price is $38.25 per Share, net to the seller in cash without interest.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on May 26, 2010, unless the Offer is extended.

4. The Offer is conditioned upon, among other things, there being validly tendered a number of Shares that constitute a majority of the outstanding Shares not owned CONSOL and certain other persons, as set forth in the Offer to Purchase, as of the date the Shares are accepted for payment pursuant to the Offer. The Offer is also subject to the other conditions described in the Offer to Purchase.

5. Tendering holders of Shares whose Shares are registered in their own name and who tender directly to Computershare Trust Company, N.A., as depositary (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by CONSOL pursuant to the Offer. However, U.S. federal backup withholding tax at a rate of 28% may be required, unless an exemption is available or unless a holder’s tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

6. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal or (b) a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) with the Depositary’s account at The Depositary Trust Company (an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal will be sufficient for these purposes). Accordingly, tendering holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the tendered Shares be paid by CONSOL, regardless of any extension of the Offer or any delay in making such payment.

The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date (as defined in the Offer to Purchase).

Instructions with respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CNX Gas Corporation

by

CONSOL Energy Inc.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated April 28, 2010, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by CONSOL Energy Inc., a Delaware corporation (“CONSOL”), to purchase all outstanding shares of Common Stock, par value $0.01 per share (the “Shares”), of CNX Gas Corporation, a Delaware corporation, at $38.25 per Share, net to the seller in cash and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

This will instruct you to tender to CONSOL the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:

SIGN HERE:

Account No.:

Signature(s):

Dated:

Print Name(s):

Address(es):

Area Code and Telephone Number:

Tax Identification or Social Security Number:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.